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                                                              Exhibit (4)(a)(vi)


                 QUALIFIED PENSION, PROFIT SHARING, AND ANNUITY PLAN
                                     ENDORSEMENT


     The policy is changed as set out below to add provisions for a qualified pension, profit sharing, or annuity plan. This endorsement and the policy to which it is attached are not valid without additional endorsement(s) defining the Plan and Plan Administrator.


              APPLICABLE TAX LAW RESTRICTIONS. This policy is intended to receive contributions pursuant to a pension, profit sharing, or annuity plan qualified under Internal Revenue Code ("IRC")
              Section 401(a) or 403(a). It is restricted as required by federal tax law. We may change the terms of this policy or administer this policy at any time as needed to comply with that law. Any such change may be applied retroactively.

              EXCLUSIVE BENEFIT. This policy is for the exclusive benefit of the participants and their beneficiaries. No amounts held under this policy may be used for or diverted to any other purpose (by distribution or otherwise) except as and to the extent that the Plan Administrator shall determine that such is allowed both by applicable law and by the Plan.

              NO ASSIGNMENT OR TRANSFER. A participant cannot assign, sell, or transfer his or her interest in this policy. A participant cannot pledge his or her interest to secure a loan or the performance of an obligation, or for any other purpose. The only exceptions to these rules are:

                  1) an interest in this policy may secure a loan made under any loan provisions of this policy;

                  2) an interest in this policy may be transferred under a Qualified Domestic Relations Order as defined in IRC
                       Section 414(p); and

                  3) a participant may designate another person to receive payments with the participant based on joint lives or joint life expectancies, but any such designation shall not give that other person any present rights under this policy during the participant's lifetime.

              LIMITS ON CONTRIBUTIONS. Contributions made to this policy must not exceed the limits set forth in IRC Section 415.
              Contributions made to this policy for a participant under salary reduction agreement(s) with his or her employer(s) cannot exceed the limits of IRC Section 402(g). Additional limits may apply under the terms of the Plan. The Plan Administrator shall ensure compliance with these IRC limits and any Plan limits.
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              DISTRIBUTION RESTRICTIONS ON 401(k) EMPLOYEE ELECTIVE
              CONTRIBUTIONS. Any amounts under this policy which represent employee elective contributions made pursuant to salary reduction agreement(s) under IRC Section 401(k) and any income earned on such amounts, cannot be distributed any earlier than allowed under IRC Section 401(k)(2)(B). Additional limits may apply under the terms of the Plan. The Plan Administrator shall determine when a distribution is allowed under this IRC section and the Plan.

              DISTRIBUTION RESTRICTIONS ON PENSION CONTRIBUTIONS. Any amounts under this policy which represent contributions to a money purchase pension plan or a defined benefit pension plan, and any income earned on such amounts, cannot be distributed any earlier than allowed under Treasury Regulations Section 1.401-1(b)(1)(i). Additional limits may apply under the terms of the Plan. The Plan Administrator shall determine when a distribution is allowed under this regulation and the Plan.

              DIRECT ROLLOVERS. To the extent required under IRC Section 401(a)(31), a participant or his or her surviving spouse may elect to have any portion of an eligible rollover distribution (as defined in IRC Section 402(c)(4)) paid directly to another Individual Retirement Annuity or Individual Retirement Account (as defined in IRC Section 408) or, if allowed, to another qualified pension, profit sharing, or annuity plan (as defined in IRC Section 401(a) or 403(a)), specified by the participant or surviving spouse and which accepts such distribution. Any direct rollover election must be made on our form, and must be received at our office before the date of payment.

              DATE BENEFITS TO BEGIN. Unless a participant elects to delay the payment of his or her benefits, a distribution of the participant's interest in this policy shall begin no later than 60 days after the end of the Plan year in which the last of the following occurs:

                  1) the participant has reached the earlier of age 65 or the normal retirement age stated in the Plan;

                  2) the 10th anniversary of the date the participant joined the Plan; or

                  3) the participant's separation from service with the employer.

              The Plan Administrator shall make any determination required under this provision.

              In no event can the payment of a participant's benefits be delayed beyond the date stated in the REQUIRED MINIMUM DISTRIBUTIONS provision, below.

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              REQUIRED MINIMUM DISTRIBUTIONS.  No later than April 1 following the calendar year in which a participant reaches age 70-1/2:

                  1) the participant's interest in this policy must be paid in full; or

                  2) distribution of the participant's interest must begin in the form of substantially equal payments made at least once per year (i) for the participant's life or as joint and survivor payments to the participant and one other person, or (ii) over a period certain not to exceed the participant's life expectancy or the joint and last survivor life expectancy of the participant and one other person named to receive any remaining payments after his or her death.

              If distributions are to be made under clause 2) of this provision, the present value of the payments likely to be made to the participant during his or her expected life must be more than half of the present value of all payments expected to be made with respect to his or her interest. For this purpose, the present value of payments is determined as of the date payments begin.

              DEATH BEFORE REQUIRED MINIMUM DISTRIBUTIONS. If a participant dies before distributions commence under the REQUIRED MINIMUM DISTRIBUTIONS provision, any amount remaining payable with respect to his or her interest must be paid either:

                  1) in full by December 31 of the fifth calendar year after the participant's death; or

                  2) over the life of the person entitled to such amount, or over a period certain not to exceed his or her life expectancy, with substantially equal payments made at least once per year starting by December 31 of the first calendar year after the participant's death.

              However, if the participant's spouse is the sole person entitled to such amount, then during such spouse's lifetime, the starting date for payments under clause 2) of this provision may be delayed to a date not later than December 31 of the calendar year in which the participant would have reached age 70-1/2. If such spouse dies before payments commence, then this provision will apply upon the death of the spouse, with the spouse being treated as the participant for purposes of this provision.

              DEATH AFTER REQUIRED MINIMUM DISTRIBUTIONS. If a participant dies on or after distributions commence under the REQUIRED MINIMUM DISTRIBUTIONS provision, any amount remaining payable with respect to his or her interest must be paid as follows:


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                  1)   if the participant dies before April 1 following the
                       year in which the participant reaches or would have reached age 70-1/2 and the participant could have slowed or suspended payments before death, then such amount must be paid under the DEATH BEFORE REQUIRED MINIMUM DISTRIBUTIONS provision as if the participant died before such distributions commenced; or

                  2) in all other cases, such amount must be paid at least as rapidly as payments were being made at the time of the participant's death.

              LIFE EXPECTANCIES. For the REQUIRED MINIMUM DISTRIBUTIONS provision and the DEATH BEFORE REQUIRED MINIMUM DISTRIBUTIONS provision, life expectancies will be determined under Section 1.72-9 of the Federal Income Tax Regulations. The life expectancy of a participant and his or her spouse may be recalculated not more often than once each year. The life expectancy of any other person cannot be recalculated.

              CONTROLLING TAX RULES. The REQUIRED MINIMUM DISTRIBUTIONS provision, DEATH BEFORE REQUIRED MINIMUM DISTRIBUTIONS provision, and DEATH AFTER REQUIRED MINIMUM DISTRIBUTIONS provision shall be applied in accordance with IRC Section 401(a)(9), including the incidental death benefit rules of IRC Section 401(a)(9)(G), and the related Federal Income Tax Regulations, including the minimum distribution incidental death benefit rules of Section 1.401(a)(9)-2 of the Proposed Federal Income Tax Regulations.

     This is part of the policy. It is not a separate contract. It changes the policy only as and to the extent stated. In all cases of conflict with the other terms of the policy, the provisions of this Endorsement shall control.

              Signed for us at our office as of the date of issue.


     /s/Betty Kasprowicz               /s/James M. Mortenson

     Betty Kasprowicz                  James M. Mortenson
     Assistant Secretary               Executive Vice President












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